UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013 (December 5, 2013)

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)
3505 West Sam Houston Parkway North, Suite 400 Houston, Texas (Address of principal executive offices)	281-618-0400 (Registrant’s telephone number, including area code)	77043 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Helix Energy Solutions Group, Inc. (the “Company”) determined and approved the 2014 Short Term Incentive Program for 2014 annual bonuses for the Company’s executive officers (payable in 2015), including the target and maximum bonuses that can be earned by each executive officer.  The target and maximum bonuses for 2014 are set forth below as a percentage of base salary, as are the targets for the 2013 Short Term Incentive Program.  The 2013 program set the target bonus equal to the maximum bonus that could be earned by an executive officer based on three financial metrics.  The 2014 program sets the target bonus as a lower percentage of base salary, with an opportunity to earn additional bonus amounts, up to a maximum amount, if the Company's performance exceeds the target levels for the metrics.  Other than the structural change to the bonus program, there were no material changes to the executive officers’ compensation.

Executive Officer	2013 Short Term Incentive Program	2014 Short Term Incentive Program
	Target (i.e. Target financial metrics are achieved)	Target (i.e. Target financial metrics are achieved)	Maximum (i.e. Achievement of financial metrics above target level)
Owen Kratz, President and Chief Executive Officer	200%	150%	up to 200%

Anthony Tripodo, Executive Vice President and Chief Financial Officer	125%	120%	up to 160%

Clifford Chamblee, Executive Vice President and Chief Operating Officer	151%	120%	up to 160%

Alisa Johnson, Executive Vice President and General Counsel	104%	100%	up to 133%

Information related to the other elements of total compensation for the Company’s named executive officers will be disclosed in the Company’s 2013 Proxy Statement to the extent required by the rules related to proxy statements and the disclosure of executive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   December 10, 2013

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Anthony Tripodo
Anthony Tripodo
Executive Vice President and Chief Financial Officer